EXHIBIT 11

                  MINNESOTA MINING AND MANUFACTURING COMPANY
                        AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF PER SHARE EARNINGS OF COMMON STOCK


Year ended December 31                           1995         1994         1993

(Millions)
Income from continuing operations              $1,306       $1,207       $1,133

Discontinued operations, net of income taxes     (330)         115          130

Net income                                     $  976       $1,322       $1,263


Primary earnings per share:

Continuing operations                          $ 3.11       $ 2.85       $ 2.61

Discontinued operations                          (.79)         .28          .30

Earnings per share                             $ 2.32       $ 3.13       $ 2.91

Weighted average number of
common shares outstanding                 419,823,549  422,955,241  434,312,393


Fully diluted earnings per share: (1)

Continuing operations                       $    3.06       $ 2.83       $ 2.58

Discontinued operations                          (.77)         .27          .30

Earnings per share                          $    2.29       $ 3.10       $ 2.88

Weighted average number of
common shares outstanding                 419,823,549  422,955,241  434,312,393

Common equivalent shares                    6,749,060    3,706,298    4,331,742

Average number of common
shares outstanding and
equivalents                               426,572,609  426,661,539  438,644,135


All share and per-share data reflect a two-for-one stock split effective March 15, 1994.

Primary earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully diluted earnings per share are computed based on the weighted average number of common shares and common equivalent shares outstanding for each period.

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11), despite not being required by APB Opinion No. 15 because it results in dilution of less than 3 percent.